LNB BANCORP, INC.
                                  LORAIN, OHIO

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 2003

TO THE SHAREHOLDERS OF
LNB BANCORP, INC.                                              March 17, 2003

     The Annual Meeting of Shareholders of LNB Bancorp, Inc. will be held at 521 Broadway, Lorain, Ohio 44052, on Tuesday, April 15, 2003, at 10:00 a.m. local time for the purpose of considering and voting upon the following matters as more fully described in the Proxy Statement.

PROPOSALS:

     1. ELECTION OF DIRECTORS - To elect four directors.

     2. OTHER BUSINESS- To transact any other business which may properly come before the meeting or any adjournment of it.

     Shareholders of record at the close of business on March 3, 2003, will be entitled to vote the number of shares held of record in their names on that date.

     We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. This proxy may be revoked prior to its exercise.

                                           By Order of the Board of Directors

                                            /s/Gregory D. Friedman

                                            Gregory D. Friedman, C.P.A.
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Corporate Secretary

     YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY FORM(S) WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.









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                                   This Page Left Intentionally Blank

                                  LNB BANCORP, INC.
                                    457 BROADWAY
                                  LORAIN, OHIO 44052

                       PROXY STATEMENT FOR ANNUAL MEETING OF
                       SHAREHOLDERS TO BE HELD APRIL 15, 2003

                                   INTRODUCTION

     This Proxy Statement is being furnished to shareholders of LNB Bancorp, Inc. ("LNB Bancorp" or the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting of Shareholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice ("Annual Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 17, 2003.

     At the Annual Meeting, shareholders of the Corporation will be asked to elect four directors.

VOTING AND REVOCATION OF PROXIES

     If the enclosed form of proxy is properly executed and returned to the Corporation in time to be voted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your instructions marked on the proxy. Where properly executed proxies are returned but no such instructions are given, the shares will be voted "For" the election to the Board of Directors of the persons nominated by the Board of Directors of the Corporation.

     The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Corporation a written notice of revocation, by delivering to the Corporation a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Written notices of revoked proxies may be directed to Gregory D. Friedman, C.P.A., Executive Vice President, Chief Financial Officer and Corporate Secretary, 457 Broadway, Lorain, Ohio 44052.

     Directors and executive officers of the Corporation, and their affiliates, had sole or shared voting power with respect to 813,862 common shares of the Corporation, representing 18.49% of the Corporation's common shares outstanding as of December 31, 2002. Such directors and officers have advised the Corporation that they intend to vote all of the Corporation's common shares that they are entitled to vote in favor of each of the proposals.

SOLICITATION OF PROXIES

     The cost of soliciting proxies in the form enclosed herewith will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telecopy without additional compensation. The Corporation will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.


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
                         MEETING INFORMATION

DATE, PLACE AND TIME

     The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, April 15, 2003, at 10:00 a.m., local time, at Lorain National Bank, 521 Broadway, Lorain, Ohio.

RECORD DATE; VOTING RIGHTS

     Only the Corporation's common shares can be voted at the Annual Meeting. Each share entitles its owner to one vote on all matters.

     The close of business on March 3, 2003 (the "Record Date"), has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. There were approximately 2,214 record holders of the Corporation's common shares and 4,401,232 of the Corporation's common shares outstanding as of the Record Date. The voting record date of March 3, 2003 precedes the March 10, 2003 record date of the Corporation's three-for-two (3-for-2) common stock split that was approved by the board of directors on February 25, 2003. Correspondingly, the number of voting shares, shares of common stock owned and executive compensation relating to share and option ownership matters have not been retroactively adjusted to reflect the impact of the split.

     The shareholders present in person or by proxy will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

     The four nominees for director who receive the largest number of votes cast "For" will be elected as directors. Shares represented at the Annual Meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no impact on the outcome of the election of directors.












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
                         OWNERSHIP OF VOTING SHARES

     The following table sets forth the beneficial ownership of the Corporation's common shares by each of the Corporation's directors and the Corporation's named executive officers, and the directors and executive officers as a group, as of December 31, 2002.
                                SHARES OF COMMON
NAME OF BENEFICIAL OWNER        STOCK OWNED (1)         PERCENT OF CLASS
------------------------        -----------------       ----------------
Daniel P. Batista                  35,093                      *
Robert M. Campana                  12,327(2)                   *
Terry D. Goode                     37,965(3)                   *
Wellsley O. Gray                   10,849(4)                   *
James R. Herrick                   20,208                      *
Lee C. Howley                       3,100(5)                   *
James F. Kidd                      55,221(6)                1.26%
David M. Koethe                    45,580(7)                1.04%
Benjamin G. Norton                101,466(8)                2.30%
Stanley G. Pijor                   89,411(9)                2.03%
Jeffrey F. Riddell                 69,046(10)               1.57%
Thomas P. Ryan                     39,629(11)                  *
John W. Schaeffer, M.D.             9,980(12)                  *
Gary C. Smith                      30,517(13)                  *
Eugene M. Sofranko                 31,850(14)                  *
Leo Weingarten                    106,633(15)               2.42%
Sandra L. DuBell                   10,967(16)                  *
Gregory D. Friedman                21,747(17)                  *
Kevin W. Nelson                     9,376(18)                  *
Terry M. White                      4,207                      *

All Directors and Executive       813,862                  18.49%
Officers as a Group
(29 in group)
*Ownership is less than 1% of the class.
----------------------------------
1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
2) Includes 10,415 shares subject to shared voting and investment power.
3) Includes 10,465 shares subject to shared voting and investment power.
4) Includes 3,599 shares subject to shared voting and investment power.
5) Includes 3,100 shares subject to shared voting and investment power.
6) Includes 15,132 shares subject to shared voting and investment power.
7) Includes 232 shares subject to shared voting and investment power.
8) Includes 49,746 shares subject to shared voting and investment power.
9) Includes 34,998 shares subject to shared voting and investment power.
10) Includes 8,558 shares subject to shared voting and investment power.
11) Includes 15,244 shares subject to shared voting and investment power.
12) Includes 5,524 shares subject to shared voting and investment power.
13) Includes 26,014 shares subject to options which are currently exercisable.
14) Includes 24,192 shares subject to shared voting and investment power.
15) Includes 4,537 shares subject to shared voting and investment power.
16) Includes 1,031 shares subject to options which are currently exercisable.
17) Includes 1,777 shares subject to options which are currently exercisable.
18) Includes 7,959 shares subject to options which are currently exercisable.



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
     As of December 31, 2002, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding common shares of the Corporation, except as follows:

NAME AND ADDRESS OF       SHARES OF COMMON
BENEFICIAL OWNER                 STOCK OWNED        PERCENT OF CLASS
-------------------          -------------------       ----------------
Lorain National Bank
457 Broadway
Lorain, Ohio 44052               468,665(1)               10.65%(1)

Richard M. Osborne Trust(2)
8500 Station Street, Suite 113
Mentor, Ohio 44060               266,567(2)                   6.06%(2)

GLB Bancorp, Inc.(2)
7001 Center Street
Mentor, Ohio 44060
-----------------------------
(1)These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by Lorain National Bank. As fiduciary, the Lorain National Bank has sole power to dispose of 438,439 of these shares, shared power to dispose of 30,226 of these shares, sole power to vote 102,878 of these shares, and shared power to vote 0 of these shares for a total of 10.65% of the outstanding shares of the Corporation.

(2)The Richard M. Osborne Trust and GLB Bancorp, Inc. have reported a combined ownership of 6.06% of the outstanding shares of the Corporation under the group name of Turkey Vulture Fund XIII, Ltd. Richard M. Osborne is the sole trustee of the Richard M. Osborne Trust and is the Vice Chairman of the Board of Directors of GLB Bancorp, Inc.



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
                           ELECTION OF DIRECTORS

     The Code of Regulations of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. Each class shall hold office for a term of three years. At the Annual Meeting, four directors will be elected to a three-year term expiring in 2006.

     The nominees for election at the Annual Meeting are Robert M. Campana, Lee C. Howley, James F. Kidd and Jeffrey F. Riddell each of whom is currently a director of the Corporation.

     Thomas P. Ryan, a "Class II" director, communicated to the Board of Directors that he was retiring from the Board of Directors and that he would not stand for re-election when his term expires on April 15, 2003. Leo Weingarten, a "Class III" director, also communicated to the Board of Directors that he would retire from the Board of Directors effective April 15, 2003. Currently, the Board of Directors has no plans to replace either of these two directors.

NOMINEES

     CLASS "II" DIRECTORS. The following table sets forth certain information with respect to the nominees as Class "II" Directors of the Corporation who will be voted upon at the Annual Meeting. There were no arrangements or understandings pursuant to which the persons listed below were selected as directors or nominees for director.
                                              POSITIONS AND OFFICES
                         PRINCIPAL OCCUPATION      HELD WITH        DIRECTOR
NAME               AGE    FOR PAST FIVE YEARS     LNB BANCORP         SINCE
----               ---   -------------------- --------------------- --------
CLASS "II"
----------
Robert M. Campana   43   MANAGING DIRECTOR          Director            1997
                         P.C. Campana, Inc.

Lee C. Howley       55   PRESIDENT                  Director            2001
                         Howley Bread Group Ltd.

James F. Kidd       63   VICE CHAIRMAN OF THE BOARD Vice Chairman,      1989
                         LNB Bancorp, Inc. and      Director
                         Lorain National Bank

Jeffrey F. Riddell  51   PRESIDENT AND              Director            1995
                         CHIEF EXECUTIVE OFFICER
                         Consumeracq, Inc. and
                         Consumers Builders Supply Company

CONTINUING DIRECTORS

CLASS "I" AND "III" DIRECTORS. The following table sets forth certain information with respect to Class "I" and Class "III" Directors of LNB Bancorp, whose terms expire in 2005 and 2004, respectively.

                                              POSITIONS AND OFFICES
                         PRINCIPAL OCCUPATION      HELD WITH        DIRECTOR
NAME               AGE    FOR PAST FIVE YEARS     LNB BANCORP         SINCE
----               ---   -------------------- --------------------- --------
CLASS "I"
---------
Terry D. Goode      48   VICE PRESIDENT             Director            1997
                         LandAmerica Financial
                         Group, Inc. and
                         Lorain County Title Company


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
                                              POSITIONS AND OFFICES
                         PRINCIPAL OCCUPATION      HELD WITH        DIRECTOR
NAME               AGE    FOR PAST FIVE YEARS     LNB BANCORP         SINCE
----               ---   -------------------- --------------------- --------
CLASS "I" (continued)
---------
Wellsley O. Gray    69   RETIRED                    Director            1983

James R. Herrick    51   PRESIDENT                  Director            1999
                         Liberty Auto Group, Inc.

Benjamin G. Norton  63   HUMAN RESOURCE             Director            1983
                         CONSULTANT
                         LTI Power Systems

John W. Schaeffer,  57   PRESIDENT                  Director            1999
M.D.                     North Ohio Heart Center, Inc.

Gary C. Smith       55   PRESIDENT AND              President and       1999
                         CHIEF EXECUTIVE OFFICER    Chief Executive
                         (2000 to Present)          Officer,
                         LNB Bancorp, Inc. and      Director
                         Subsidiaries
                         FIRST EXECUTIVE
                         VICE PRESIDENT (1999 - 2000)
                         LNB Bancorp, Inc. and
                         Lorain National Bank
                         DIVISION PRESIDENT
                         First National Bank of Zanesville

CLASS "III"
-----------
Daniel P. Batista   68  CHAIRMAN OF THE BOARD      Director            1983
                        Wickens, Herzer, Panza, Cook &
                        Batista, L.P.A.

David M. Koethe     67  RETIRED                    Director            1983

Stanley G. Pijor    72  CHAIRMAN OF THE BOARD      Chairman,           1983
                        LNB Bancorp, Inc. and      Director
                        The Lorain National Bank

Eugene M. Sofranko  72  CHAIRMAN OF THE BOARD      Director            1983
                        Lorain Glass Company, Inc.

     There were no agreements or understandings pursuant to which any of the persons listed under the captions of "Nominees" or " Continuing Directors" was selected as a director.

     The Board of Directors of LNB Bancorp met 16 times in 2002. In 2002 each director attended at least 75% of the combined total of meetings of the Board of Directors and meetings of each committee on which such director served, with the exception of John W. Schaeffer, M.D. and Leo Weingarten.

                           COMMITTEES OF THE BOARD

     The Board of Directors of LNB Bancorp has established the Audit / Finance and Compensation / Governance committees. These are standing committees of the Corporation, with membership as noted:

AUDIT / FINANCE COMMITTEE

     Mr. Sofranko, Chairman, Mr. Herrick, Vice Chairman and Messrs. Goode, Gray, Howley and Riddell are the members of the Audit/Finance Committee.

     The Audit / Finance Committee met 7 times during 2002. The responsibilities of the Audit / Finance Committee include recommending the appointment of and overseeing a firm of independent auditors whose duty it is to audit the books and records of LNB Bancorp and its subsidiaries for the fiscal year for which they are appointed; monitoring and analyzing the results of internal and regulatory examinations; and monitoring LNB Bancorp's and its subsidiaries' financial and accounting organization and financial reporting. The report of the Audit / Finance Committee for 2002 appears under the caption "Report of the Audit / Finance Committee".

COMPENSATION / GOVERNANCE COMMITTEE

     Mr. Riddell, Chairman, Mr. Howley, Vice Chairman, Messrs. Goode, Kidd, Koethe, and Sofranko are the members of the Compensation / Governance Committee.

     The Compensation / Governance Committee met 6 times in 2002. The Compensation / Governance Committee has the responsibility of recommending for the approval of the Board of Directors the remuneration arrangements for the directors and executive officers of LNB Bancorp. The Compensation / Governance Committee's report on executive compensation matters for 2002 appears under the caption "Compensation / Governance Committee Report on Executive Compensation".

     LNB Bancorp does not have a nominating committee or other committee of its Board of Directors that performs the function of nominating persons for the Corporation's Board of Directors. The Board of Directors nominates persons for election as LNB Bancorp directors.

                  REPORT OF THE AUDIT / FINANCE COMMITTEE

     The Audit / Finance Committee of the LNB Bancorp Board of Directors (the "Committee") is composed of six directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards, and operates under a written charter adopted by the Board of Directors on May 23, 2000. The Committee recommends to the Board of Directors the selection of the Corporation's independent auditors.


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
     Management is responsible for the Corporation's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and to issue a report thereon. The Committee's responsibility is to monitor and oversee the processes.


     In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Corporation's consolidated financial statements were prepared, in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Corporation's independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit / Finance Committees), and the Committee discussed with the independent auditors that firm's independence. The Committee has considered whether the provision of non-audit services by the independent auditors to the Corporation and its subsidiaries is compatible with maintaining the independence of the independent auditors.

     Based upon the Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                                                    AUDIT / FINANCE COMMITTEE
                                                 Eugene M. Sofranko, Chairman
                                              James R. Herrick, Vice Chairman
                                                               Terry D. Goode
                                                             Wellsley O. Gray
                                                                Lee C. Howley
                                                           Jeffrey F. Riddell

                      FEES PAID TO INDEPENDENT AUDITORS

     LNB Bancorp's independent auditors billed the aggregate fees shown below for audit, financial information systems design and implementation and other services rendered to LNB Bancorp and its subsidiaries for the year 2002.

          Audit Fees                                  $113,000
          Financial Information Systems Design and
          Implementation Fees                         $      0
          All Other Fees                              $ 46,450

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

GENERAL

     The following information relates to compensation of management for the years ended December 31, 2002, 2001 and 2000, unless otherwise noted below.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for LNB Bancorp, Inc.'s Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual during LNB Bancorp, Inc.'s last three fiscal years.

                         SUMMARY COMPENSATION TABLE
                                                     LONG-TERM
                                                    COMPENSATION
                         ANNUAL COMPENSATION           AWARDS
                       ------------------------     ------------       (3)
                                                       SECURITIES   ALL OTHER
                                      (1)       (2)   UNDERLYING COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR  SALARY($)  BONUS($)  OPTIONS(#)    ($)
-------------------------    ----  ---------  -------- ----------- ----------
Gary C. Smith                  2002  $225,232   $16,960       -0-    $119,754
  President and                2001   214,694       -0-    10,000     108,309
  Chief Executive Officer      2000   212,287    30,000     5,000      15,640

Gregory D. Friedman, C.P.A.    2002  $135,824   $10,532       -0-    $ 31,829
  Executive Vice President,    2001   136,655      -0-        -0-      24,045
  Chief Financial Officer and  2000   125,328    19,000       -0-      35,012
  Corporate Secretary

Kevin W. Nelson                2002  $133,024   $10,240       -0-    $  9,033
  Executive Vice President and 2001   127,945      -0-        -0-       3,919
  Chief Operating Officer      2000   125,328    19,000       -0-      35,012

Terry M. White                 2002  $ 99,328   $10,400       -0-    $ 22,533
  Executive Vice President and 2001     n/a        n/a        n/a       n/a
  Chief Investment Officer     2001     n/a        n/a        n/a       n/a

Sandra L. Dubell               2002  $103,460   $ 8,124      -0-     $  7,840
  Senior Vice President        2001    99,710       -0-      -0-        4,042
                               2000    94,423    13,880      -0-       10,388
-----------------------------
(1)Mr. Smith's salary figure for the 2002 year increases $8,100 in fees paid for attending LNB Bancorp, Inc. Board and Committee meetings.

(2)Annual incentive compensation bonus accured for 2002 and subsequently paid in 2003.

(3)The amounts shown in this column for the 2002 year were derived from the following figures: (a) contributions by LNB Bancorp to The Lorain National Bank 401(k) Plan: Mr. Smith, $6,009; Mr. Friedman, $4,261; Mr. Nelson, $4,298; Mr. White $1,212 and Ms. DuBell, $3,286; (b) supplemental executive retirement plan accruals: Mr. Smith, $105,867 and Mr. Friedman, $22,342; (c) insurance premiums paid by LNB Bancorp on supplemental term life insurance policies: Mr. Smith, $1,145; Mr. Friedman, $654; Mr. Nelson, $257; Mr. White, $284 and Ms. DuBell, $1,071; (d) contributions by LNB Bancorp, Inc. to the Lorain National Bank Employee Stock Ownership Plan accrued for 2002 and subsequently funded in 2003: Mr. Smith, $6,733; Mr. Friedman, $4,572; Mr. Nelson, $4,478 and Ms. Dubell, $3,483; and (e) moving and relocation expenses paid in 2002 for Mr. White, $21,037.


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
OPTION GRANTS TABLE

     No stock options were granted to the five named executive officers in 2002. Correspondingly, there is no options table to present.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table presents information about stock options exercised during 2002 and unexercised stock options at December 31, 2002 for the five named executive officers.


                 OPTION EXERCISES AND YEAR-END VALUE TABLE

    AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR END OPTION VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED
                                                      OPTIONS
                                                 DECEMBER 31, 2002(#)
                                               ----------------------
                     SHARES ACQUIRED   VALUE
NAME                   ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE
----                 --------------- --------   -------------------------
Gary C. Smith             -0-       $   -0-        26,014 / -0-
Gregory D. Friedman       -0-       $   -0-         1,777 / -0-
Kevin W. Nelson           -0-       $   -0-         7,959 / -0-
Terry M. White            -0-       $   -0-           -0- / -0-
Sandra L. DuBell          -0-       $   -0-         1,031 / -0-

    VALUE OF UNEXERCISED
   IN-THE-MONEY OPTIONS AT
    DECEMBER 31, 2002 ($)
   -----------------------
  EXERCISABLE/UNEXERCISABLE
  -------------------------
        $92,664 / -0-
        $15,424 / -0-
        $  -0-  / -0-
        $  -0-  / -0-
        $ 8,949 / -0-

EMPLOYMENT AGREEMENTS WITH EXECUTIVES

     LNB Bancorp has entered into employment agreements with Messrs. Smith, Friedman, Nelson and White. These Agreements may be terminated by either the executive or LNB Bancorp on ninety (90) days written notice. The Agreements provide for base compensation, adjusted annually at the Compensation Committee's discretion, and incentive awards (as described in more detail in "Executive Compensation and Other Information" and the "Compensation Committee Report on Executive Compensation") to be paid to the executives for the performance of their duties. These Agreements also provide for continuing payments for one year of the executive's total compensation to Messrs. Smith, Friedman, Nelson and White in the event of termination of the executive's employment without cause, or due to breach of the employment agreement by the Corporation. The Agreements also provide for lump sum payments of 200% of the executive's highest annual base salary (highest annual base salary paid to the executive during the last three fiscal years immediately prior to the event of termination), plus a pro rata portion of the executive's bonus and continuation for up to two years of certain health insurance and other benefits, in the event of termination of the executive's employment following a change in control of the Corporation (other than termination of employment for death, disability or cause). The aggregate compensation (excluding the value of benefits and any pro rata bonus) payable to each such executive officer under the Agreements in the event of a change in control, as defined in the Agreements, and the termination of that executive's employment would be approximately as follows: Mr. Smith, $434,000; Mr. Friedman, $272,000; Mr. Nelson, $266,000; and Mr. White,
$260,000. In the event of an involuntary termination with no change in control, the aggregate compensation would be approximately as follows:
Mr. Smith, $217,000; Mr. Friedman, $136,000; Mr. Nelson, $133,000; and
Mr. White, $130,000.

     LNB Bancorp has also entered into a change in control agreement with Ms. Dubell. This Agreement may be terminated by LNB Bancorp on two years prior written notice, but continues for two years following a change in control of the Corporation. This Agreement provides for a lump sum payment of 200% of Ms. Dubell's highest annual base salary (highest annual base salary paid to her during the last three fiscal years immediately prior to the event of termination of her employment, or a substantial change in her duties or status, following a change in control of the Corporation other than termination of employment for death, disability or cause), plus a pro rata portion of her bonus for the year of termination and continuation for up to two years of certain health insurance and other benefits. The aggregate compensation, (excluding the value of any pro rata bonus) payable under this change in control agreement in the event of a change in control of the Corporation and termination of Ms. Dubell's employment is $208,000.

GROUP TERM CARVE-OUT PLAN

     On July 11, 2002, Lorain National Bank (the Bank) purchased insurance policies on the lives of thirty-nine officers, for which Lorain National Bank made a single premium payment of approximately $10.4 million in total to three separate insurance carriers. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit in excess of $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance. The officers covered by the group term carve-out split dollar insurance plan includes: Mr. Smith, Mr. Friedman, Mr. Nelson, Mr. White and Ms. Dubell. The Bank and the officers share rights to death benefits payable under the policies. An officer's beneficiaries are entitled to an aggregate amount equal to:

     1) the lesser of (a) $1,000,000, less $50,000 from the bank's existing group term plan or (b) 2.75 times the officer's base annual salary at the time of death, less $50,000 from the bank's existing group term plan, if he or she is employed by the Bank at the time of death but had not reached normal retirement age, or

     2) the lesser of (a) $1,000,000, less $50,000 from the bank's existing group term plan or (b) one times the officer's base annual salary at the time of death, less $50,000, if he or she is employed by the Bank at the time of death but had reached normal retirement age, or

     3) the lesser of (a) $1,000,000, or (b) one times the officer's base annual salary at the time of death, if he or she dies was no longer employed by the bank at the time of death, and if termination of employment occurred on or after early retirement age or within three years of a change in control but not because of termination for cause or disability,

     4) If the participant terminated employment because of disability, the death benefit shall be:

          (1) Death benefit before age 65: the lesser of (a)  $1,000,000, or
(b) 2.75 times the officer's base salary at the time of death, if he or she dies before normal retirement age, or

          (2) Death after age 65: the lesser of (a) $1,000,000 or (b) one times the officer's base annual salary at the time of death, if he or she dies after normal retirement age

     The Bank shall be the beneficiary of the remaining of death proceeds of each policy after the participant interest is determined benefits. The Bank expects to recover in full from the Bank's portion of the policy's death benefits, the premium paid by the Bank. The term "change in control" has the same meaning in the Group Term Carve-Out Plan as it has for purposes of the severance agreements, discussed below. Benefits payable to the officers' beneficiaries are payable in a lump sum at the officer's death.

      The officers also have life insurance benefits under the Bank's group term life insurance program for all employees, paying benefits up to $50,000 to the employee's beneficiaries if the employee dies while employed by the Bank.

       The death benefit payable to the executive will be paid directly by the insurance company to the named beneficiary. As such, the Bank has no benefit obligation to the participants in the Group Term Carve-Out Plan, and no accruals (i.e., no expense recognition) are required under generally accepted accounting principles. This Group Term Carve-Out Plan was a replacement for the executives' participation in the Bank's group term life insurance program (except for the non-taxable $50,000 group term life insurance benefit). The Group Term Carve-Out Plan provides comparable life insurance coverage to what the executives had under the Bank's group term life insurance program for all employees, while reducing the annual expense of group term life insurance.

DIRECTOR COMPENSATION

     Directors of LNB Bancorp are compensated for all services as a director in the following manner: each director receives an annual retainer fee of $5,000 regardless of board meeting attendance and $600 per each board and committee meeting attended. Directors, who are also officers of the Corporation, receive a fee of $300 for their attendance at the Corporation's board and committee meetings and receive no director's fees for their attendance at the Bank's board or Bank's committee meetings.

PENSION PLAN

     Lorain National Bank, LNB Bancorp's subsidiary bank, sponsors The Lorain National Bank Retirement Pension Plan (the "Plan") covering substantially all employees of the Bank. An employee is eligible to participate on January 1 or July 1 after the attainment of age twenty-one (21) and completion of one
(1) year of service, as defined in the Plan. For the Plan year ended December 31, 2002, the bank accrued a contribution to the Plan totaling $651,584. The 2002 contribution shall be made to the Plan not later than September 15, 2003.

     Annual benefit payments under the provisions of the Plan are computed by a formula, the factors of which include annual compensation, years of service and the Social Security taxable wage base. Participants are eligible for normal retirement upon reaching age sixty-five (65). Annual benefit payments are determined as a percentage for the five (5) consecutive Plan years that yield the highest average salary. Participants in the Plan prior to January 1, 1989 will have annual benefits reduced if they have less than fifteen (15) years of continuous employment upon retirement. Participants who join the Plan after January 1989 will have benefit payments reduced if they have less than twenty-five (25) years of continuous employment upon retirement. The normal form of benefit payment is a joint and survivor annuity. Benefits become fully vested after a participant has completed five
(5) years of service. The Plan also provides for the payment of early retirement, death, disability, and deferred vested benefits in the form of a lump sum distribution, or a monthly annuity.

     The Plan was amended, effective January 1, 1995, to allow the payment of accrued benefits in the form of a lump sum distribution upon retirement at normal retirement age. The Plan was amended and restated for GUST effective January 1, 2001 and amended for EGTRRA effective January 1, 2002. Effective December 31, 2002, the benefits under the Plan were frozen and no additional benefits will be accrued under the Plan after December 31, 2002. The estimated present value of the accrued benefit using the Plan's actuarial equivalence assumptions for the Named Executive Officers ranged from $234,700 to $0 as of December 31, 2002.

     Assuming the participant selects the benefit payable in a ten (10) year certain and life annuity at normal retirement date, the following table reflects annual benefits payable to the employee based upon average annual compensation levels and twenty-five (25) years of service.

     Final Average        Employee's Annual Estimated
     Annual Compensation  Pension Payments
                          Assuming Minimum of 25
                          Years of Service

     $250,000                   $101,090
      200,000                    101,090
      170,000                     85,328
      100,000                     47,703

     The annual compensation with respect to determining an employee's annual pension payment is currently limited by the Internal Revenue Code to $200,000. The Plan reflects the annual compensation limit, and this results in a maximum annual pension payment of $101,090. Therefore, an employee's annual estimated pension payment for final average compensation levels of $200,000 and above remains at the $101,090 level. Pension benefits accrued prior to 1995 are grandfathered, if their calculated benefit is greater than $101,090. These pension payments do not reflect any additional retirement benefits which the employee may receive in the form of Social Security and other forms of supplemental retirement benefits. Messrs. Smith, Friedman, Nelson, White and Ms. Dubell have three (3), seventeen (17), three (3), zero
(0), and thirty-one (31) years of service respectively, under the provisions of the Plan.

     LNB Bancorp has entered into separate individual supplemental retirement agreements ("SERP") with Messrs. Smith and Friedman. The purpose of these agreements is to provide supplemental retirement benefits to Messrs. Smith and Friedman in addition to the benefits provided by the Plan and to assist LNB Bancorp in retaining their services through normal retirement. The SERPs provide for monthly payments in the event of: (a) normal retirement;
(b) reduced supplemental retirement benefits in the event of early retirement; (c) disability prior to retirement; (d) death; or (e) discharge "without cause".

     Under the terms of their SERPs, Messrs. Smith and Friedman will receive supplemental retirement benefits for a period of ten (10) years. The full benefit amount is equal to seventy percent (70%) of the largest annual base salary and the largest annual bonus paid for the two (2) full calendar years of employment immediately preceding the date of the executive's employment termination, less pension benefits and Social Security benefits.
Messrs. Smith and Friedman are entitled to the full benefit amount if they retire at their normal retirement age of sixty-five (65); seventy-five percent (75%) of the full benefit amount if they retire at age sixty-four
(64); fifty percent (50%) of the full benefit amount if they retire at age sixty-three (63); twenty-five percent (25%) of the full benefit amount if they retire at age sixty-two (62); and no benefit if they retire prior to age sixty-two (62). In the event of disability prior to retirement, the disabled individual would receive the actuarial equivalent of the full benefit amount with payments commencing in the month following termination of employment because of the disability and continuing for a ten (10)-year period. In the event of death prior to retirement, the actuarial equivalent of the full benefit amount would be payable to his designated beneficiary, with such payments commencing the month following death and continuing for a ten (10)- year period. In the event of discharge "without cause" prior to age sixty-five (65), the discharged individual would receive the actuarial equivalent of the full benefit amount commencing in the month after discharge and continuing for a ten (10)-year period. The SERPs are non-qualified defined benefit agreements. As of December 31, 2002, the monthly benefits that would be paid at normal retirement age, subsequent to the freezing of the Plan, would be as follows: Mr. Smith, $22,185; and Mr. Friedman, $12,815.

     Additionally, in the event the employment of Mr. Smith or Mr. Friedman is terminated following a change in control of LNB Bancorp and such termination is (i) by LNB Bancorp without cause, or (ii) by Mr. Smith or Mr. Friedman because there is a material and adverse change in their duties or status following a change in control of LNB Bancorp, each would receive his full SERP benefit as if he had retired at age sixty-five (65), with such payments commencing at age sixty-five (65).

REPORT OF THE COMPENSATION / GOVERNANCE COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Board of Directors of LNB Bancorp has established a Compensation / Governance Committee. The Compensation / Governance Committee is responsible for developing and making recommendations to the Board with respect to LNB Bancorp's executive compensation policies.

     Pursuant to authority delegated by the Board, the Compensation / Governance Committee determines annually the compensation to be paid to the Chief Executive Officer and each other executive officer. The Compensation / Governance Committee also structures and monitors LNB Bancorp's supplemental retirement, employment or change in control contracts with its executive officers which include, among other things, provisions relating to each executive in the event of a change in control. Compensation decisions with respect to executive officers are based on the factors discussed in the following paragraphs of the "Report of the Compensation / Governance Committee on Executive Compensation", rather than any obligation set forth in such employment contracts.

     The Compensation / Governance Committee has available to it outside compensation consultants. The Compensation / Governance Committee gathers comparative compensation data from outside consultants and independent sources to develop a strategy in which compensation reflects performance.

     The objectives of LNB Bancorp's executive compensation program are to:

       * Support the achievement of desired LNB Bancorp goals,

       * Provide compensation that will attract and retain superior talent and reward performance, and

       * Align the executive officers' interests with those of shareholders by placing a portion of pay at risk with payout dependent upon corporate performance, both on a short-term and long-term basis.

     The executive compensation program provides an overall level of compensation opportunity that is competitive within the financial institution industry. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term LNB Bancorp performance, as well as individual performance. The Compensation / Governance Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant.

COMPENSATION MATTERS IN 2002

     During 2002, the Compensation / Governance Committee increased the levels of base salary of the Chief Executive Officer and certain other executive officers. The increases in base salary were based upon a survey and review of compensation levels for management performing similar functions at other financial holding companies of similar size and scope and complexity of operations, and the objective of the Compensation / Governance Committee to place base salaries of executive officers at or near market median levels, given satisfactory job performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     LNB Bancorp's executive officer compensation program is comprised of base salary, annual cash incentive compensation, longer-term incentive compensation in the form of stock options, and various benefits.

BASE SALARY

     Base salary levels for LNB Bancorp's executive officers are attempted to be set relative to companies in the financial institution industry of similar size and scope and complexity of operations, as described above. In determining salaries, the Compensation / Governance Committee also takes into account individual experience and performance, LNB Bancorp performance and specific issues particular to LNB Bancorp.

ANNUAL INCENTIVE COMPENSATION

     LNB Bancorp maintains a conditional annual cash incentive program for executive officers. The purpose of the plan is to provide direct financial incentives in the form of an annual cash bonus to executives to achieve LNB Bancorp, Inc.'s annual goals. Target goals are attempted to be set at competitive levels within the financial institution industry. Target goals for LNB Bancorp, Inc. are set at the beginning of each fiscal year. For the year 2002, the performance goals of LNB Bancorp, Inc. were as follows:

    * After achieving a 6% increase in earnings over the 2001 level, a bonus of 8% of base salary for Executive Officers will be deemed to have been earned,

    * After achieving a 7% increase in earnings over the 2001 level, an incremental bonus of 2% (10% total) of base salary for Executive Officers will be deemed to have been earned, and

    * After achieving an 8% increase in earnings, over the 2001 level, an incremental bonus of 2% (12% total) of base salary for Executive Officers will be deemed to have been earned.

    * After achieving a 10% increase in earnings, over the 2001 level, an incremental bonus of 3% (15% total) of base salary for Executive Officers will be deemed to have been earned.

    * After achieving a 12% increase in earnings, over the 2001 level, an incremental bonus of 3% (18% total) of base salary for Executive Officers will be deemed to have been earned.

     The first two earnings performance goal levels were reached in 2002. This resulted in 10% bonuses being accrued for executive officers at year-end 2002.

     The achievement of goals representing corporate performance factors comprised all of the executive officers' potential incentive compensation for 2002.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The annual base salary of Mr. Smith, LNB Bancorp's President and Chief Executive Officer, was increased by $12,200, effective January 6, 2003. The increase was based, in part, on Mr. Smith's pivotal role in the Corporation's 21st consecutive year of increased earnings. At year-end 2002 an annual incentive compensation bonus, in the amount of $16,960, was accrued and subsequently paid in 2003. The annual incentive compensation bonus amounted to 8% of Mr. Smith's 2002 base salary and was awarded in recognition of the Corporation's achievement of a 7% increase in net income during 2002.

DEDUCTIBILITY UNDER INTERNAL REVENUE CODE SECTION 162(m)

     We believe it is in shareholders' best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. LNB Bancorp and its subsidiaries recognize, however, that
Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation's chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board and the Executive Compensation Committee could award non-deductible compensation in other circumstances, as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under
Section 162(m) actually will be deductible.
                                    COMPENSATION / GOVERNANCE COMMITTEE
                                           Jeffrey F. Riddell, Chairman
                                           Lee C. Howley, Vice Chairman
                                                         Terry D. Goode
                                                          James F. Kidd
                                                        David M. Koethe
                                                     Eugene M. Sofranko

               COMPENSATION / GOVERNANCE COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Regulations of the Securities and Exchange Commission require the disclosure of any related party transactions with members of the Compensation / Governance Committee. During the past year, certain directors and officers, including members of the Compensation / Governance Committee, and one or more of their associates may have been customers of and had business transactions with one or more of the bank subsidiaries of LNB Bancorp. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future. In addition, Mr. Kidd is Vice Chairman of the Board of Directors of LNB Bancorp, Inc. and Lorain National Bank and also served as President and Chief Executive Officer until the end of 1999.

                           LNB BANCORP PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for LNB Bancorp, the Standard & Poor's 500 Stock Index@ and the NASDAQ Bank Index.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

(PERFORMANCE GRAPH FOLLOWS IN PRINTED VERSION WITH YEARS 1997 THROUGH 2002 ON THE X-AXIS AND CUMULATIVE INVESTMENT ON THE Y-AXIS IN $50 INCREMENTS RANGING FROM $0 TO $200. THE CO-ORDINATES, BY YEAR, WHICH ARE PRESENTED IN THE TABLE BELOW ARE PLOTTED ON THE PREVIOUSLY DESCRIBED GRID ALONG WITH AN ACCOMPANYING LEGEND FOR IDENTIFICATION PURPOSES.)

 - --------------------------------------------------------------------------
December 31,          1997     1998     1999     2000     2001     2002
- - -------------------------------------------------------------------------
LNB Bancorp, Inc.   $100.00  $103.96  $ 89.63  $ 90.84  $ 94.96  $128.87
- - -------------------------------------------------------------------------
S&P 500 Index@      $100.00  $128.58  $155.64  $141.46  $124.65  $ 97.10
- - -------------------------------------------------------------------------
NASDAQ Bank Index   $100.00  $ 99.36  $ 95.51  $108.95  $117.97  $120.61
- - -------------------------------------------------------------------------

*Assumes the value of the investment in LNB Bancorp common shares and each index was $100 on December 31, 1997 and that all dividends were reinvested.

The graph shown above is based on the following data points:

                         CUMULATIVE TOTAL RETURN
                              Period Ended
                 ----------------------------------------------------------
Index            12/31/97  12/31/98  12/31/99  12/31/00  12/31/01  12/31/02
---------------------------------------------------------------------------
LNB Bancorp Inc. $100.00   $103.96   $ 89.63   $ 90.84   $ 94.96   $128.87
S&P 500 Index @   100.00    128.58    155.64    141.46    124.65     97.10
NASDAQ Bank Index 100.00     99.36     95.51    108.95    117.97    120.61

Copyright@ 2002 Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

                        CERTAIN TRANSACTIONS

     Directors and executive officers of LNB Bancorp and their associates were customers of, or had transactions with, the Corporation or the Corporation's banking or other subsidiaries in the ordinary course of business during 2002. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. Mr. Batista, a director who is not a member of Audit/Finance or Compensation/Governance committee, is the chairman of the law firm of Wickens, Herzer, Panza, Cook & Batista, a Legal Professional Association. The Corporation has retained the aforementioned law firm as general legal counsel for the last several years. During the last fiscal year, the Corporation paid to Wickens, Herzer, Panza, Cook and Batista, a Legal Professional Association, legal fees in the amount of $388,000. It is anticipated that this relationship will continue during the current fiscal year.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires LNB Bancorp's executive officers, directors and more than ten percent shareholders ("Insiders") to file with the Securities and Exchange Commission and LNB Bancorp reports of their ownership of LNB Bancorp securities. Based upon written representations and copies of reports furnished to LNB Bancorp by Insiders, all Section 16 reporting requirements applicable to Insiders during 2002 were satisfied on a timely basis except as follows: Dr. John W. Schaeffer, Director, and Leo Weingarten, Director, had one Form 4 each, relating to a single transaction, that was not filed on a timely basis.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Corporation's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting, they must be received by the Corporation no later than November 17, 2003. Such proposals should be directed to LNB Bancorp, Inc., Attention: Investor Relations, 457 Broadway, Lorain, Ohio 44052. On any other proposal raised by a shareholder for next year's Annual Meeting, the Corporation intends that proxies received by it will be voted in the interest of the Corporation in accordance with the judgment of the Board of Directors and the proposal will be considered untimely, unless notice of the proposal is received by the Corporation not later than February 1, 2004.

     The Corporation's Code of Regulations establishes advance notice procedures as to the nomination, other than by the Board of Directors, of candidates for election as directors. In order to make a director nomination, it is necessary that you notify the Corporation no fewer than 14 days in advance of next year's Annual Meeting unless the Corporation gives you less than 21 days notice of the Annual Meeting and then notice of nominations must be given no later than the seventh day after we mailed notice of the Annual Meeting to you. Notice of nominations of directors must also meet all other requirements contained in the Corporation's Code of Regulations. You may obtain the Code of Regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, OH 44052.

                            SELECTION OF AUDITORS

     KPMG LLP has served LNB Bancorp and Lorain National Bank as independent auditor since 1972. Based on the recommendation of the Audit / Finance Committee, the Board of Directors has selected KPMG LLP as independent auditor for the current year. We expect representatives of KPMG LLP to be present at the Annual Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the Annual Meeting.

                               OTHER BUSINESS

     Management is not aware of any other matter that may be presented for action at the meeting other than the matters set forth herein. Should any matter other than those set forth herein be presented for a vote of the shareholders, the proxy in the enclosed form directs the persons voting such proxy to vote in accordance with their judgment.

                                ANNUAL REPORT

     WE WILL PROVIDE WITHOUT CHARGE A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2002 TO ANY SHAREHOLDER WHO MAKES A WRITTEN REQUEST FOR IT DIRECTED TO GREGORY D. FRIEDMAN, C.P.A., EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY, LNB BANCORP, INC., 457 BROADWAY, LORAIN, OHIO 44052.

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                           By Order of the Board of Directors

                                            /s/Gregory D. Friedman

                                            Gregory D. Friedman, C.P.A.
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Corporate Secretary

                    THIS PAGE LEFT INTENTIONALLY BLANK

[X] PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE          LNB BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint Eugene M. Sofranko, David M. Koethe and
Daniel P. Batista, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all the common shares of LNB Bancorp, Inc. held of record by the undersigned on March 3, 2003, at the Annual Meeting of Shareholders to be held on April 15, 2003, or any adjournment thereof

1. TO ELECT AS DIRECTORS THE NOMINEES SET FORTH BELOW (except as marked to the contrary below):
                 WITH-        FOR ALL
  FOR            HOLD          EXCEPT
  [  ]           [  ]           [  ]

    ROBERT M. CAMPANA, LEE C. HOWLEY, JAMES F. KIDD, JEFFREY F. RIDDELL

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

- - ---------------------------------------------------------------------

2. Upon the direction of the Board of Directors, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                      _____________________
                                     |Date                 |
  Please be sure to sign and date    |_____________________|
   this Proxy in the box below.
   ________________________________________________________________
   |                             |                                 |
   |                             |                                 |
   |__Shareholder sign above_____|__Co-holder (if any) sign above__|

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE
   PROVIDED.




                           LNB BANCORP, INC.
                             457 BROADWAY
                             LORAIN, OHIO
________________________________________________________________________
|                          PLEASE ACT PROMPTLY                          |
|                SIGN, DATE & MAIL YOUR PROXY CARD TODAY                |
|_______________________________________________________________________|

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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